UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2018

BANC OF CALIFORNIA, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3 MacArthur Place, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 361-2262

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2018, Banc of California, Inc. (the “Company”) and Banc of California, N.A., a wholly owned subsidiary of the Company (the “Bank”), entered into a Short-Form Settlement Agreement (the “Short-Form Settlement Agreement”) with Jeffrey T. Seabold, the Bank’s former Executive Vice President and Management Vice Chairman. As previously disclosed by the Company, on September 5, 2017, Mr. Seabold submitted a notice of termination of employment pursuant to his employment agreement with the Bank and, that same day, filed a complaint in the Superior Court of the State of California, County of Los Angeles, against the Company and the Bank and multiple unnamed defendants (Case No. BC674694) asserting claims for breach of contract, wrongful termination, retaliation and unfair business practices.

Under the Short-Form Settlement Agreement, which provides for a mutual release of claims and the dismissal of Mr. Seabold’s complaint with prejudice, Mr. Seabold will receive from the Bank a lump sum cash payment of $3.75 million ($1.55 million of which is expected to be contributed by the Bank’s insurance carrier). In addition, he will receive a benefit with respect to his unvested stock options and restricted stock awards (relating to an aggregate of approximately 38,601 shares). Further, for the shorter of 18 months or until he obtains alternative benefits coverage, he will be reimbursed by the Bank for his monthly premium payments to continue his and his dependents’ health care coverage. Mr. Seabold has also agreed to certain standstill provisions that, prior to December 31, 2018, generally restrict Mr. Seabold and his affiliates from, among other things, acquiring beneficial ownership of any shares of the Company’s common stock or common stock equivalents to the extent this would result in Mr. Seabold beneficially owning in excess of 4.99% of the total number of shares of common stock outstanding, soliciting proxies in opposition to any matter not recommended by the Company’s Board of Directors or in favor of any matter not approved by the Company’s Board of Directors or initiating any stockholder proposal.

The Short-Form Settlement Agreement provides that the parties will work in good faith to finalize the terms of the settlement in a long-form agreement, which is expected to reflect the terms described above as well as various immaterial, customary provisions. The Short-Form Settlement Agreement further provides that in the event the parties are unable to agree on a long-form agreement, the Short-Form Settlement Agreement will be the final, binding agreement.

Item 8.01 Other Events.

The information set forth under Item 5.02 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.

January 24, 2018	/s/ John C. Grosvenor
John C. Grosvenor
General Counsel and Corporate Secretary

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